Exhibit 99.1
BANCINSURANCE CORPORATION ANNOUNCES
THIRD QUARTER RESULTS
COLUMBUS, Ohio (November 13, 2007) — Bancinsurance Corporation (OTC BB: BCIS), a specialty property and casualty insurance holding company, today announced its financial results for the three and nine months ended September 30, 2007.
Highlights for the third quarter of 2007 include the following:
•	Net income of $1.6 million or $0.32 per diluted share.

•	Net premiums earned of $12.2 million.

•	Combined ratio of 88.0%.

•	Shareholders’ equity of $39.4 million and book value per share of $7.89 at September 30, 2007.
John Sokol, Chairman, Chief Executive Officer and President, commented, “Our operating results for the third quarter of 2007 were generally encouraging versus the same period last year due to favorable underwriting performance and lower total expenses. The third quarter 2006 results included a $2.4 million pre-tax gain for the sale of an affiliate. While market conditions remained flat during the most recent quarter, our diversified business mix benefited overall performance. We have increased staff in key areas of the Company during 2007 as we pursue growth opportunities consistent with our long-term strategy.”
Third Quarter Results
Net income was $1.6 million, or $0.32 per diluted share, for the third quarter 2007 compared to $2.1 million, or $0.42 per diluted share, a year ago. The most significant factor that influenced the period-over-period comparison was a net realized gain of $2.4 million ($1.6 million after tax or $0.32 per diluted share) recorded in the third quarter of 2006 for the sale of our publishing subsidiary, American Legal Publishing Corporation (“ALPC”). Excluding this transaction, our profitability was up during the third quarter 2007 primarily due to an increase in underwriting profits for our lender service and unemployment compensation product lines combined with a decrease in losses from the discontinued bond program.
Net premiums earned declined slightly to $12.2 million for the third quarter 2007 from $12.4 million a year ago principally due to a $0.5 million decrease in ULTIMATE LOSS INSURANCE® (“ULI”) premiums. This decline in ULI premiums was primarily due to the cancellation of a customer at the end of second quarter 2006 (the “Cancelled Account”) combined with a decrease in premiums from a general agent transferring a portion of its business to other insurance carriers in 2005 (the “Transferred Business”).
Net investment income increased 7.3% to $1.0 million for the third quarter 2007 from $0.9 million a year ago primarily due to an increase in yields.
Net realized losses on investments were $0.6 million for the third quarter 2007. The increase in net realized losses was primarily due to an impairment charge for one fixed income security in the Company’s investment portfolio.
Codification and subscription fees were zero for the third quarter 2007 versus $0.5 million a year ago due to the sale of ALPC on August 31, 2006.
Management fees from our UC product line increased approximately $0.2 million for the third quarter 2007 primarily due to favorable unemployment experience.
Discontinued bond program losses and loss adjustment expenses (“LAE”) decreased to zero for the third quarter 2007 from $0.7 million a year ago. The loss in the prior year was primarily due to the conclusion of the Harco arbitration during third quarter 2006. Losses and LAE on continuing business increased to $6.7 million for the third quarter 2007 from $6.3 million a year ago primarily due to a $0.4 million increase in losses for our ULI product line. The year-over-year increase in ULI losses was primarily due to favorable loss development in the prior year and an increase in loss frequency for certain financial institution customers.

Commission expense declined to $1.6 million for the third quarter 2007 from $3.2 million a year ago primarily due to a decrease in ULI commissions associated with the Cancelled Account, an increase in ceded commissions for certain lender service reinsurance arrangements and a decrease in contingent commission expense for a general agent as a result of a decrease in its premium volume and an increase in its losses for the period.
Other insurance operating expenses and general and administrative expenses remained relatively flat at $2.5 million for the third quarter 2007 and 2006. During the third quarter 2007 there was an increase in compensation expense as a result of growth in Company’s staff as well as discretionary bonuses paid during third quarter 2007. The increase in compensation expense was mostly offset by a decrease in legal expenses primarily related to the discontinued bond program arbitrations. As previously disclosed, the Company concluded three of the arbitration proceedings during 2006 and the Highlands arbitration is pending.
Codification and subscription expenses were zero for the third quarter 2007 compared to $0.5 million a year ago as the Company sold ALPC on August 31, 2006.
Combined Ratio
The Company’s specialty insurance products are underwritten by its wholly-owned subsidiary, Ohio Indemnity Company, whose results represent the Company’s combined ratio. For the third quarter 2007, the combined ratio decreased to 88.0% from 101.0% a year ago. The loss ratio increased to 56.6% for the third quarter 2007 from 56.4% a year ago. Excluding the discontinued bond program, the Company’s loss ratio was 56.6% for the third quarter 2007 compared to 51.0% a year ago. The increase in the loss ratio for the third quarter 2007 versus a year ago was primarily attributable to our ULI product line as a result of favorable loss development in the prior year combined with an increase in loss frequency for certain financial institution customers in the current year. The expense ratio improved to 31.4% for the third quarter 2007 from 44.6% a year ago primarily due to the decrease in commission expense described above.
Nine Month Results
Net income decreased to $3.7 million, or $0.73 per diluted share, for the first nine months of 2007 from $5.0 million, or $1.00 per diluted share, for the same period last year. The most significant factor that influenced the period-over-period comparison was a net realized gain of $2.4 million ($1.6 million after tax or $0.32 per diluted share) recorded in the third quarter of 2006 for the sale of ALPC. Excluding this transaction, our profitability was up on a year-to-date basis for 2007 primarily due to a decrease in losses from the discontinued bond program.
Net premiums earned declined to $34.6 million for the first nine months of 2007 from $36.3 million a year ago principally due to a $2.3 million decrease in ULI premiums. This decrease in ULI premiums was primarily due to the Cancelled Account and the Transferred Business.
Net investment income increased 5.3% to $2.9 million for the first nine months of 2007 from $2.8 million a year ago primarily due to an increase in yields.
Net realized losses on investments were $0.5 million for the first nine months of 2007. The increase in realized losses was primarily due to the third quarter 2007 impairment charge.
Codification and subscription fees were zero for the first nine months of 2007 versus $2.3 million a year ago due to the sale of ALPC on August 31, 2006.
Management fees from our UC product line decreased to $0.4 million for the first nine months of 2007 from $0.6 million a year ago primarily due to a rise in unemployment levels.
Discontinued bond program losses and LAE decreased to $0.5 million for the first nine months of 2007 from $1.0 million a year ago. The loss in 2007 was primarily attributable to an increase in reported losses from Highlands, a pending arbitration proceeding, whereas the loss in 2006 was primarily due to an increase in Harco losses, which arbitration concluded in 2006. Losses and LAE on continuing business increased to $17.5 million for first nine months of 2007 from $17.2 million a year ago primarily due to premium growth in our other specialty products.
Commission expense declined to $7.0 million for the first nine months of 2007 from $8.9 million a year ago primarily due to a decrease in ULI commissions associated with the Cancelled Account combined with an increase in ceded commissions for certain lender service reinsurance arrangements. Other insurance operating expenses and general and administrative expenses were $0.5 million below the same period last year, principally due to lower legal expenses associated with the discontinued bond program arbitrations. The decline in legal expenses was partially offset by an increase in compensation expense primarily due to growth in the Company’s staff combined with discretionary bonuses paid during the third quarter 2007. Codification and subscription expenses were zero for the first nine months of 2007 compared to $1.9 million a year ago as the Company sold ALPC on August 31, 2006.

Combined Ratio
For the first nine months of 2007, the combined ratio decreased to 92.0% from 94.3% a year ago. The loss ratio increased to 53.1% for the first nine months of 2007 from 50.7% a year ago. Excluding the discontinued bond program, the Company’s loss ratio was 51.7% for the first nine months of 2007 compared to 48.1% a year ago. The increase in the loss ratio for the first nine months of 2007 versus a year ago was primarily attributable to our ULI product line as a result of prior year favorable loss development combined with the Cancelled Account. The expense ratio improved to 38.9% for the first nine months of 2007 compared to 43.6% a year ago. This improvement was primarily due to the decrease in commission expense as described above combined with lower legal expenses associated with the discontinued bond program arbitrations.
This press release should be read in connection with the Company’s Form 10-Q for the quarterly period ended September 30, 2007 which was filed with the SEC on November 13, 2007.
Share Repurchase Program
On March 7, 2007, the Board of Directors adopted a common share repurchase program to repurchase up to 500,000 common shares of the Company. This repurchase program expires on December 31, 2008. Through September 30, 2007, the Company repurchased 117,138 common shares at an average price per share of $6.24 under this program.
About Bancinsurance Corporation
Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property and casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender service insurance products include our ULTIMATE LOSS INSURANCE®, creditor placed insurance and guaranteed auto protection insurance products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by qualified entities that elect not to pay the unemployment compensation taxes and instead reimburse state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Our waste industry products consist of surety bonds produced and administered by a general insurance agent whereby the Company both assumes and cedes business through quota share reinsurance arrangements. Other specialty products consist primarily of vehicle service contracts, other surety products and run-off of the discontinued bond program.
Forward-Looking Statements
Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements convey our current expectations or forecast future events. All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements include statements regarding our future financial position, results of operations, business strategy, budgets, projected costs and plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions generally identify forward-looking statements but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those statements. Risk factors that might cause actual results to differ from those statements include, without limitation, economic factors impacting our specialty insurance products, concentration in specialty insurance products, geographic concentration, reinsurance risk, possible inadequacy of loss reserves, ability to price the risks we underwrite accurately, reliance on general agents, general agents may exceed their authority, risk fraud or negligence with our insurance agents, importance of industry ratings, importance of treasury listing, regulation, dependence on our insurance subsidiary to meet our obligations, severe weather conditions and other catastrophes, adverse securities market conditions can impact our investment portfolio, changes in interest rates could impact our debt securities, default on debt covenants could impact our financial condition, dependence on key executives, reliance on information technology and telecommunication systems, controlling interest of the Sokol family, the ongoing SEC investigation, litigation and the automobile service contract program, as more fully described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other risk factors identified in our filings with the SEC, any one of which might materially affect our financial condition and/or results of operations. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.
CONTACT:
John S. Sokol
Chairman, Chief Executive Officer and President
jsokol@bancins.com
614-220-5200

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Net premiums earned	$12,215,661	$12,420,099	$34,616,643	$36,251,226
Net investment income	980,730	914,325	2,928,489	2,779,790
Net realized gains (losses) on investments	(556,425)	1,690	(483,140)	83,469
Net realized gain on sale of affiliate	—	2,449,391	62,500	2,449,391
Codification and subscription fees	—	485,642	—	2,255,558
Management fees	164,585	14,063	388,455	556,274
Other income	67,702	8,818	127,795	19,860

Total revenues	12,872,253	16,294,028	37,640,742	44,395,568

Expenses:
Losses and loss adjustment expenses (“LAE”)	6,671,180	6,288,788	17,505,582	17,172,750
Discontinued bond program losses and LAE	—	664,594	497,627	952,570
Commission expense	1,602,635	3,219,171	7,035,082	8,941,535
Other insurance operating expenses	2,202,139	2,143,234	6,467,928	6,862,167
Codification and subscription expenses	—	460,723	—	1,936,384
General and administrative expenses	251,435	309,105	637,996	725,964
Interest expense	372,436	376,268	1,101,951	1,060,536

Total expenses	11,099,825	13,461,883	33,246,166	37,651,906

Income before federal income taxes	1,772,428	2,832,145	4,394,576	6,743,662

Federal income tax expense	168,085	727,614	692,515	1,705,142

Net income	$1,604,343	$2,104,531	$3,702,061	$5,038,520

Net income per common share:
Basic	$.33	$.42	$.75	$1.01

Diluted	$.32	$.42	$.73	$1.00

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheet Data
(Unaudited)

	September 30,	December 31,
	2007	2006
Assets
Investments:
Held to maturity:
Fixed maturities	$5,232,746	$4,793,584
Available for sale:
Fixed maturities	71,361,285	68,547,886
Equity securities	11,964,678	9,400,247

Short-term investments	680,278	6,511,143
Restricted short-term investments	6,607,197	1,752,837
Other invested assets	785,596	751,936

Total investments	96,631,780	91,757,633

Cash	4,378,776	1,823,191
Premiums receivable	6,649,216	4,534,856
Reinsurance recoverables	2,856,851	1,420,410
Prepaid reinsurance premiums	22,503,903	9,278,559
Deferred policy acquisition costs	9,672,601	9,454,410
Loans to affiliates	1,034,660	963,389
Accrued investment income	1,155,907	1,133,757
Net deferred tax asset	694,731	254,713
Other assets	1,505,869	1,667,588

Total assets	147,084,294	122,288,506

Liabilities and Shareholders’ Equity
Reserve for unpaid losses and loss adjustment expenses	8,843,786	8,417,063
Discontinued bond program reserve for unpaid losses and loss adjustment expenses	6,489,416	6,366,177
Unearned premiums	50,532,319	37,248,196
Ceded reinsurance premiums payable	2,881,993	1,779,022
Experience rating adjustments payable	2,408,617	2,251,171
Retrospective premium adjustments payable	3,584,764	3,550,981
Funds held under reinsurance treaties	663,821	435,558
Funds held for account of others	6,607,197	1,752,837
Contract funds on deposit	2,258,614	2,488,671
Taxes, licenses and fees payable	322,221	427,928
Current federal income tax payable	396,260	266,791
Deferred ceded commissions	2,715,444	1,752,278
Commissions payable	2,392,330	1,581,825
Other liabilities	2,102,969	2,139,389
Trust preferred debt issued to affiliates	15,465,000	15,465,000

Total liabilities	107,664,751	85,922,887

Shareholders’ equity:
Common shares	1,794,141	1,794,141
Additional paid-in capital	1,488,112	1,554,355
Accumulated other comprehensive income	644,283	1,142,957
Retained earnings	41,309,748	37,607,687

	45,236,284	42,099,140

Less: Treasury shares	(5,816,741)	(5,733,521)

Total shareholders’ equity	39,419,543	36,365,619

Total liabilities and shareholders’ equity	$147,084,294	$122,288,506